Exhibit 10.1

Name:	[●]
Number of Restricted Stock Units subject to Award:	[●]
Date of Grant:	[●]

Bright Horizons Family Solutions Inc.
2012 Omnibus Long-Term Incentive Plan, as Amended and Restated as of May 29, 2019
Restricted Stock Unit Agreement (Employees)
    This agreement (this “Agreement”) evidences an award (the “Award”) of restricted stock units (the “Restricted Stock Units”) granted by Bright Horizons Family Solutions Inc. (the “Company”) to the undersigned (the “Grantee”) pursuant to and subject to the terms of the Bright Horizons Family Solutions Inc. 2012 Omnibus Long-Term Incentive Plan, as Amended and Restated as of May 29, 2019 (as amended from time to time, the “Plan”), which is incorporated herein by reference.
1.    Grant of Restricted Stock Units. On the date of grant set forth above (the “Grant Date”) the Company hereby grants to the Grantee an award consisting of the right to receive, on the terms provided herein and in the Plan, one share of Stock with respect to each Restricted Stock Unit forming part of the Award, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
    2.    Meaning of Certain Terms. Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan. In addition, for purposes of this Agreement, the following terms shall have the meanings set forth below:
(c)“Applicable Agreement” means a written employment, severance or change in control agreement between the Grantee and the Company or an Affiliate, as may be amended from time to time.
(d)“Cause” shall have the following meaning: (A) if the Grantee is a party to an Applicable Agreement containing a “Cause” definition, “Cause” shall have the meaning set forth therein, or (B) if the Grantee is not a party to an Applicable Agreement containing a “Cause” definition, “Cause” shall have the meaning set forth in the Plan.
(e)“CIC Termination” means an Involuntary Termination that occurs upon or within 12 months following the date of the Covered Transaction.
(f)“Good Reason” shall have the following meaning: (A) if the Grantee is a party to an Applicable Agreement containing a “Good Reason” definition, “Good Reason” shall have the meaning set forth therein, or (B) if the Grantee is not a party to an Applicable Agreement containing a “Good Reason” definition, “Good Reason” shall mean any material diminution in the Grantee’s base salary, bonus opportunity, position or nature or scope of responsibilities (other than by inadvertence) or any material reduction in the Grantee’s benefits that uniquely and disproportionately affects the Grantee, in each case occurring without the Grantee’s consent and as to which (x) the Grantee has provided notice to the Company within 30 days of the date on which the Grantee knew or reasonably should have known of such diminution or reduction, (y) the Company shall not have remedied such diminution or reduction within 30 days of receiving such notice, and (z) the Grantee shall have terminated the Grantee’s Employment within 10 days after the Company’s failure to remedy such diminution or reduction.
(g)“Involuntary Termination” means the Grantee’s termination of Employment from the Company on account of a termination by the Company without Cause, other than on account of death or Disability, or by the Grantee for Good Reason.
    3.    Vesting.
    (a)    Service-Based Vesting. Except as otherwise provided in Section 3(b) or 3(c), the Award shall vest as follows: on the [third anniversary of the Grant Date]; provided that the Grantee has remained in continuous Employment from the Grant Date through the [applicable] vesting date.
(b)    Disability; Death.

(i)    If the Grantee incurs a termination of Employment on account of death or Disability after the [third anniversary] of the Grantee’s Employment commencement date and before the Award is fully vested in accordance with the terms set forth in Section 3(a) or Section 3(c), the Award shall vest in full upon such termination of Employment due to death or Disability.

(ii)    If the Grantee incurs a termination of Employment on account of death or Disability before the [third anniversary] of the Grantee’s Employment commencement date and before the Award is fully vested in accordance with the terms set forth in Section 3(a) or Section 3(c), the Award shall vest in a number of Restricted Stock Units calculated by multiplying the Restricted Stock Units that otherwise would have vested if the Grantee had continued in Employment through the [third anniversary] of the Grant Date by a fraction, the numerator of which is the number of calendar months starting with (1) the calendar month of the Grantee’s Employment commencement date through (2) the calendar month in which the Grantee’s termination of Employment occurs (each being considered a full calendar month), and the denominator of which is [36].
    (c)    Covered Transaction.
(i)If a Covered Transaction occurs before the Award vests in accordance with the terms set forth in Sections 3(a) or 3(b) above, the Award shall be treated as described in this Section 3(c). Notwithstanding anything to the contrary, the Administrator may take such other actions with respect to the Award (including in respect of vesting) as it deems appropriate pursuant to the Plan.
(ii)[For executive officers as determined by the Administrator (“Officers”): Provided the Grantee has remained in continuous Employment from the Grant Date through the date of the Covered Transaction, if either (i) the Grantee has remained in continuous Employment for at least two years immediately prior to the date of the Covered

Transaction or (ii) the Restricted Stock Units are not assumed, substituted or otherwise continued following the Covered Transaction, then the Award shall become fully vested immediately prior to the Covered Transaction. However, if (A) the Grantee has not remained in continuous Employment for at least two years immediately prior to the date of the Covered Transaction, (B) there is an acquiring or surviving entity as a result of the Covered Transaction and the Restricted Stock Units are assumed or substituted by the acquiror or surviving corporation (or an affiliate of the acquiror or surviving corporation) or otherwise continues following the Covered Transaction, and (C) the Grantee is not a party to an Applicable Agreement providing otherwise, then the Restricted Stock Units will vest on the earliest to occur of (x) the applicable vesting date set forth in Section 3(a) or 3(b) above, or (y) the date the Grantee incurs a CIC Termination, in each case, subject to the Grantee’s continuous Employment through such date.]
(h)[For non-Officers: Except as otherwise provided in an Applicable Agreement, if any, provided the Grantee has remained in continuous Employment from the Grant Date through the date of the Covered Transaction, the Restricted Stock Units shall become fully vested immediately prior to the Covered Transaction; provided, however, that if there is an acquiring or surviving entity as a result of the Covered Transaction and the Award is assumed or substituted by the acquiror or surviving corporation (or an affiliate of the acquiror or surviving corporation) or otherwise continues following the Covered Transaction, the Restricted Stock Units shall vest on the earliest to occur of (x) the applicable vesting date set forth in Section 3(a) or 3(b) above, or (y) the date the Grantee incurs a CIC Termination, in each case, subject to the Grantee’s continuous Employment through such date.]
(i)For the avoidance of doubt, if the date of the Covered Transaction occurs after any applicable vesting date pursuant to the terms set forth in Section 3(a) or 3(b) above but prior to settlement of the vested Restricted Stock Units, the vested Restricted Stock Units shall be settled in accordance with Sections 3(a), 3(b) and 4, as applicable.
(d)    Cause. Notwithstanding anything in this Agreement to the contrary, in the event the Grantee’s Employment is terminated by the Company for Cause, all outstanding Restricted Stock Units (whether vested or unvested) held by the Grantee shall immediately terminate and be of no further force or effect.

    (e)    Other Termination. Except as set forth in Sections 3(b) and 3(c), if the Grantee’s Employment terminates for any reason before the Award vests, any unvested Restricted Stock Units shall automatically terminate and shall be forfeited as of the date of the Grantee’s termination of Employment. No payment shall be made with respect to any unvested Restricted Stock Units that terminate as described in this Section 3(e).
    (f)    Additional Vesting Terms. The vesting of the Restricted Stock Units shall be cumulative, but shall not exceed 100% of the Restricted Stock Units. To the extent applicable, if the vesting schedule would produce fractional Restricted Stock Units, the number of Restricted Stock Units that vest shall be rounded down to the nearest whole Restricted Stock Unit.
4.    Delivery of Stock. If and when the Restricted Stock Units vest, the Company shall issue to the Grantee one share of Stock for each vested Restricted Stock Unit (unless cash or other securities are issued upon vesting in connection with a Covered Transaction), subject to applicable tax withholding obligations. Payment shall be made within 30 days after the applicable vesting date, and subject to the provisions of the Plan, the Company shall deliver to the Grantee a stock certificate for that number of shares of Stock equal to the number of vested Restricted Stock Units or if the shares of Stock are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record such shares of Stock.
5.    Dividends; Other Rights. Restricted Stock Units represent hypothetical shares of Stock, and not actual shares of Stock. The Award shall not be interpreted to bestow upon the Grantee any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers shares of Stock to the Grantee. The Grantee is not entitled to vote any shares of Stock by reason of the granting of the Award or to receive or be credited with any dividends declared and payable on any share of Stock prior to the date on which any such share is delivered to the Grantee hereunder. The Grantee shall have the rights of a shareholder only as to those shares of Stock, if any, that are actually delivered under the Award.
6.    Forfeiture/Recovery of Compensation. By accepting the Award, the Grantee expressly acknowledges and agrees that the Grantee’s rights (and those of any permitted transferee) under the Award or to any Stock acquired under the Award or any proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 11 of this Agreement.
7.    Nontransferability. Neither the Award nor the Restricted Stock Units may be transferred except at death in accordance with Section 6(a)(3) of the Plan.
8.    Certain Tax Matters.
    (a)    All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder are subject to the Grantee promptly paying to the Company in cash (or by such other means as may be acceptable to the Company in its discretion, including, if the Administrator so determines, by the delivery of previously acquired shares of Stock or shares of Stock acquired hereunder or by the withholding of shares of Stock from any payment hereunder in accordance with the procedures approved by the Board or the Compensation Committee) all taxes required to be withheld in connection with payment of the Restricted Stock Units.
(b)    The Grantee expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award.
(c)    This Agreement is intended to be exempt from section 409A of the Code, under the “short-term deferral” exception and to the extent this Agreement is subject to section 409A of the Code, it will in all respects be administered in accordance with section 409A of the Code.

9.    Effect on Employment. Neither the award of the Restricted Stock Units, nor the vesting of the Restricted Stock Units, will give the Grantee any right to be retained in the employ or service of the Company or any of its Affiliates, affect any right of the Company or any of its Affiliates to discharge or discipline the Grantee at any time, or affect any right of the Grantee to terminate the Grantee’s Employment at any time.
10.    Form S-8 Prospectus. The Grantee acknowledges that the Grantee has received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued under the Plan.
11.    Acknowledgments. By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award and the Restricted Stock Units are subject in all respects to, the terms of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control. The Grantee further acknowledges and agrees that (a) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (b) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.
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Executed as of the ______ day of ________, 20___.

Company:
BRIGHT HORIZONS FAMILY SOLUTIONS INC.

By: _________________________
Name:
Title:

Grantee:
__________________________________
Name:
Address:

[Signature Page to Restricted Stock Unit Agreement]